Exhibit 10.1

(Form for CEO/Pres)

CYBEX INTERNATIONAL, INC.

NOTIFICATION OF PARTICIPATION

2008 MANAGEMENT INCENTIVE COMPENSATION BONUS PROGRAM

This confirms that                                                   (“you”) have been designated a participant in the 2008 management incentive compensation bonus program (the “Program”) of Cybex International, Inc. (“Cybex”) adopted by the Cybex Compensation Committee and the Board of Directors pursuant to Section 9 of the 2005 Omnibus Incentive Compensation Plan.

Pursuant to the Program, you will be eligible for a bonus equal to the indicated percentage of your base salary, in the event that the 2008 operating income of Cybex (after taking into account all bonuses payable under the Program) equals or exceeds the indicated level as set by the Cybex Compensation Committee:

Percentage of Base Salary	Operating Income
25%	Threshold

50%	Target

75%	Maximum

The Program is subject to such rules, policies and procedures as may be from time to time adopted by the Board of Directors or the Compensation Committee acting on behalf of the Board of Directors, including the requirements that at the time that the bonus becomes payable (a) you are employed in good standing with Cybex and (b) you are in compliance with the Cybex Stock Ownership Requirements Policy.

The bonus will be payable, if at all, within thirty days after receipt by Cybex of its audited financial statements for 2008. As an Executive Officer, any bonus to you will be payable one-half in cash and one-half in restricted stock.

Eligibility to participate in the Program does not restrict Cybex from discharging you from employment or increasing or decreasing your compensation, nor does it restrict you from resigning your employment. Your participation in this program supersedes, replaces in full, and is in lieu of, any understanding, commitment or agreement (whether written, oral, express or implied) with respect to incentive compensation related to 2008 performance which might otherwise be or become payable to you, other than stock options which have been or may be granted to you. All calculations, determinations and interpretations under this Program shall be made solely by the Board of Directors or the Compensation Committee acting on behalf of the Board of Directors.

Dated: February         , 2008

CYBEX INTERNATIONAL, INC.

By: